SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TENET HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

TENET SHAREHOLDER COMMITTEE, L.L.C.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

RELEASED TO SECURITY HOLDERS
ON SEPTEMBER 21, 2000

The Tenet Shareholder Committee, L.L.C.

FOR IMMEDIATE RELEASE

Contact:	Josh Pekarsky Sarah Zitter Milstein Kekst and Company (212) 521-4800

TENET SHAREHOLDER COMMITTEE CALLS FOR QUALITY PATIENT CARE AND SUSTAINABLE
SHAREHOLDER VALUE IN PLACE OF EXECUTIVE PERKS

NEW YORK, NY, September 21, 2000 – Dr. M. Lee Pearce of the Tenet Shareholder Committee, which is running a slate of four nominees for election to the Board of Directors of Tenet Healthcare Corporation (NYSE: THC) at its annual meeting on October 11th, today sent the following open letter to the company’s chairman and chief executive officer Jeffrey Barbakow. The letter also ran on page C19 of today’s Wall Street Journal.

Quality Patient Care Or Executive Perks?

Mr. Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA 93105

Dear Jeff:

My three fellow nominees and I are seeking to bring new blood to Tenet Healthcare’s Board of Directors at the annual shareholders meeting on October 11, 2000.

We want Tenet’s directors to be accountable and to require management to commit Tenet’s resources to quality health care and sustainable value for all shareholders.

In recent years Tenet Healthcare has been the Nation’s overall worst-performing owner and operator of hospitals among its peers. Yet, since 1993, the directors conferred on you $102.4 million1 in cash, stock options and other compensation. You then had the nerve to devote $40 million of shareholder money to support two luxury jets capable of trans-oceanic flight. And millions more have been spent on “executive relocation expenses” so that you can live in sunny Santa Barbara. The directors then allowed you a special opportunity to make a personal investment in Broadlane, an e-commerce

[1] Based on the closing price of Tenet stock on September 19, 2000 ($35 13/16).

business controlled by Tenet. By one Wall Street estimate, your personal interest in Broadlane may become worth a quarter billion dollars.2

Vice President Gore and Governor Bush, along with everyone else in the Nation, have made quality health care a national priority. Directors who permit such excesses at the expense of better medical care are part of what’s wrong with health care in America today. $142.4 million in executive compensation and corporate perks buys a lot of health care. In fact, it pays for the annual salary of approximately 2,300 registered nurses. A quarter of a billion dollars in a sweetheart stock deal buys even more. Consider the hospital improvements, increased staff, additional nurses, better doctor relationships, and lower costs that could have been available to Tenet’s patients if those amounts allocated to you personally had instead been committed to quality health care. How do you and Tenet’s other directors look Tenet’s patients in the eye and explain these excesses when many of them cannot afford the care they need? These issues bother me deeply as a physician and as a shareholder.

We believe that you and your fellow directors have lost sight of health care’s most basic tenet. Corporate money should be devoted to health care and building shareholder value — not executive perks. This is why my fellow nominees and I believe that it’s time for new blood and accountability on the Tenet Board of Directors.

Sincerely,

M. Lee Pearce, M.D.
Chairman
The Tenet Shareholder Committee

SIGN, DATE AND RETURN THE GOLD PROXY CARD

TENET SHAREHOLDERS — IF YOU HAVE ANY QUESTIONS OR
REQUIRE ANY ASSISTANCE IN VOTING YOUR SHARES,
PLEASE CONTACT: INNISFREE M&A INCORPORATED, TOLL FREE
AT
1-888-750-5834
E-MAIL: info@ innisfreema.com

[2] Based on estimates by Lehman Brothers analysts in March 2000 that Broadlane could be worth between $3 billion and $11 billion (“Medibuy.com Doubles Registered Buyers Via March 7 Premier Acquisition,” The Gray Sheet, Mar. 13, 2000, Vol. 26, Issue 11 (consent of author not obtained to use as proxy soliciting material)).

RELEASED TO SECURITY HOLDERS COMMENCING ON SEPTEMBER 21, 2000

Quality Patient Care Or Executive Perks?

Mr. Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA 93105

Dear Jeff:

My three fellow nominees and I are seeking to bring new blood to Tenet Healthcare’s Board of Directors at the annual shareholders meeting on October 11, 2000.

We want Tenet’s directors to be accountable and to require management to commit Tenet’s resources to quality health care and sustainable value for all shareholders.

In recent years Tenet Healthcare has been the Nation’s overall worst-performing owner and operator of hospitals among its peers. Yet, since 1993, the directors conferred on you $102.4 million1 in cash, stock options and other compensation. You then had the nerve to devote $40 million of shareholder money to support two luxury jets capable of trans-oceanic flight. And millions more have been spent on “executive relocation expenses” so that you can live in sunny Santa Barbara. The directors then allowed you a special opportunity to make a personal investment in Broadlane, an e-commerce business controlled by Tenet. By one Wall Street estimate, your personal interest in Broadlane may become worth a quarter billion dollars.2

Vice President Gore and Governor Bush, along with everyone else in the Nation, have made quality health care a national priority. Directors who permit such excesses at the expense of better medical care are part of what’s wrong with health care in America today. $142.4 million in executive compensation and corporate perks buys a lot of health care. In fact, it pays for the annual salary of approximately 2,300 registered nurses. A quarter of a billion dollars in a sweetheart stock deal buys even more. Consider the hospital improvements, increased staff, additional nurses, better doctor relationships, and lower costs that could have been available to Tenet’s patients if those amounts allocated to you personally had instead been committed to quality health care. How do you and Tenet’s other directors look Tenet’s patients in the eye and explain these excesses when many of them cannot afford the care they need? These issues bother me deeply as a physician and as a shareholder.

[1] Based on the closing price of Tenet stock on September 19, 2000 ($35 13/16).
[2] Based on estimates by Lehman Brothers analysts in March 2000 that Broadlane could be worth between $3 billion and $11 billion (“Medibuy.com Doubles Registered Buyers Via March 7 Premier Acquisition,” THE GRAY SHEET, Mar. 13, 2000, Vol. 26, Issue 11 (consent of author not obtained to use as proxy soliciting material)).

We believe that you and your fellow directors have lost sight of health care’s most basic tenet. Corporate money should be devoted to health care and building shareholder value — not executive perks. This is why my fellow nominees and I believe that it’s time for new blood and accountability on the Tenet Board of Directors.

Sincerely,

M. Lee Pearce, M.D.
Chairman
The Tenet Shareholder Committee

SIGN, DATE AND RETURN THE STRIPED GOLD PROXY CARD

PLEASE NOTE THAT YOU CAN NOW VOTE ON ALL ITEMS TO BE
CONSIDERED AT THE ANNUAL MEETING ON THE STRIPED GOLD
CARD

IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN
VOTING YOUR SHARES,
PLEASE CONTACT: INNISFREE M&A INCORPORATED, TOLL FREE
AT
1-888-750-5834
E-MAIL:info@ innisfreema.com